                                                                     EXHIBIT 5.5

                [MCDANIEL LOGO]  McDaniel
                                 & ASSOCIATES CONSULTANTS LTD.
                                 Oil & Gas Reservoir Evaluations


September 15, 2003


PARAMOUNT RESOURCES LTD.
4700 Bankers Hall West
888 - 3rd Street S.W.
Calgary, Alberta
T2P 5C5


LADIES AND GENTLEMEN:


REFERENCE:  Paramount Resources Ltd. Registration Statement on Form F-10


We hereby consent to the references to our firm name and to the inclusion and incorporation by reference of our reserve reports on the natural gas and oil and natural gas liquids reserves of Paramount Resources Ltd. in Paramount Resources Ltd.'s Registration Statement on Form F-10 relating to the offering of US$150,000,000 of Senior Unsecured Notes.


Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.


/s/ Phil Welch
---------------------------------------
P. A. Welch, P.Eng.
Executive Vice President

Calgary, Alberta
Dated: September 15, 2003